Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement and Plan of Share Exchange”), is made and entered into as of December 3, 2009 by and between Quintiles Transnational Holdings Inc., a North Carolina corporation (“Holdings”), and Quintiles Transnational Corp., a North Carolina corporation (“Quintiles”).

W I T N E S S E T H:

WHEREAS, Holdings and Quintiles desire to effect a share exchange whereby all of the outstanding shares of Quintiles will be exchanged for shares of Holdings such that, upon the effectuation of the share exchange, Quintiles will become a wholly-owned subsidiary of Holdings;

WHEREAS, the boards of directors of Holdings and Quintiles deem it advisable and in the best interests of the parties and their respective shareholders that all of the outstanding shares of Quintiles will be exchanged for shares of Holdings under and pursuant to the provisions of the North Carolina Business Corporation Act (the “NCBCA”); and

WHEREAS, the boards of directors of Holdings and Quintiles by resolution have duly approved this Agreement and Plan of Share Exchange.

NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, Quintiles and Holdings hereby mutually agree to exchange shares on the terms and conditions and in the manner and on the basis hereinafter provided:

1. The Share Exchange. At the effective time of the share exchange (the “Effective Time”), each outstanding share of Quintiles will be exchanged for one (1) newly issued share of Holdings (the “Share Exchange”). Until immediately prior to the Effective Time, Holdings has no outstanding shares of capital stock. Immediately after the Effective Time, Holdings shall own all outstanding shares of Quintiles received in the Share Exchange and may cause Quintiles to reissue to Holdings one or more stock certificate(s) representing the aggregate number of shares received by Holdings in the Share Exchange.

2. Surrender of Share Certificates. Each holder of a certificate representing shares of Quintiles to be exchanged under this Agreement and Plan of Share Exchange will be entitled, after the Effective Time and upon presentation and surrender to Holdings (or its agent) of such certificate, to receive in exchange therefor a certificate representing the number of shares of Holdings to which such holder is entitled under this Agreement and Plan of Share Exchange. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of Quintiles will be deemed for all purposes to evidence ownership of corresponding shares of Holdings after the Effective Time.

3. Stock Option and Other Plans. At the Effective Time, all outstanding options under Quintiles’ stock option or equity incentive plans (“Plans”) shall be converted into options to acquire the number of shares of capital stock of Holdings that the holders of such options were entitled to acquire of capital stock of Quintiles immediately prior to the Effective Time on the same terms and conditions as set forth in the Plans and, if applicable, participant agreements entered into pursuant to the Plans.

4. Rights of Dissenting Shareholders. Any shareholder of Quintiles who has not voted in favor of the Agreement and Plan of Share Exchange and the transactions contemplated hereby, including the Share Exchange, at the meeting of shareholders of Quintiles called for consideration of the Share Exchange, and who has given notice in writing at or prior to such meeting that he, she or it dissents from the Share Exchange, and who complies with the applicable provisions of Article 13 of the NCBCA, shall be entitled to receive the fair value of the shares held by him, her or it in accordance with Article 13 of the NCBCA.

5. Submission To Shareholders; Amendment; Abandonment

(a) Approval by Shareholders. This Agreement and Plan of Share Exchange and the transactions contemplated hereby, including the Share Exchange, shall be submitted to the shareholders of Quintiles for their approval and shall have no force or effect unless approved by such shareholders in the manner provided by the NCBCA.

(b) Amendment. After approval of this Agreement and Plan of Share Exchange by the shareholders of Quintiles, and at any time prior to the Effective Time, this Plan may be amended without further approval by such shareholders to the extent permitted by the NCBCA.

(c) Abandonment. After approval of this Agreement and Plan of Share Exchange by the shareholders of Quintiles, and at any time prior to the Effective Time, the boards of directors of each of Holdings and Quintiles or their respective officers may, in their discretion, abandon the Share Exchange without any further shareholder action.

6. Effective Time. The Share Exchange shall become effective at the time specified in the Articles of Share Exchange to be filed with the Secretary of State of North Carolina.

7. Miscellaneous.

(a) Entire Agreement. This Agreement and Plan of Share Exchange contains the entire agreement of the parties with respect to the transactions contemplated hereby.

(b) Headings. The article and section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement and Plan of Share Exchange.

(c) Counterparts; Execution. This Agreement and Plan of Share Exchange may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The exchange of copies of this Agreement and Plan of Share Exchange or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement and Plan of Share Exchange or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be original signatures for all purposes.

(d) Effect of Agreement. The terms and conditions of this Agreement and Plan of Share Exchange shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e) Governing Law. This Agreement and Plan of Share Exchange shall be governed by and construed in accordance with the laws of the State of North Carolina.

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IN WITNESS WHEREOF, Quintiles and Holdings have caused this Agreement and Plan of Share Exchange to be executed by their duly authorized officers and their corporate seals to be affixed hereto as of the date first above written.

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:	/s/ Beverly L. Rubin
	Name:	Beverly L Rubin
	Title:	Sec

QUINTILES TRANSNATIONAL CORP.

By:	/s/ John Goodacre
	Name:	John Goodacre
	Title:	Secretary